Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

As previously reported in the Current Report on Form 8-K, filed by TransEnterix, Inc. (the “Company” or “TransEnterix”) with the Securities and Exchange Commission (“SEC”) on September 21, 2015 (the “Initial Form 8-K”), TransEnterix entered into a Membership Interest Purchase Agreement, dated September 18, 2015 (the “Purchase Agreement”) with SOFAR S.p.A., (the “Seller”), Vulcanos S.r.l., as the acquired company, and TransEnterix International, Inc., a wholly owned subsidiary of the Company (the “Buyer”). The closing of the transactions contemplated by the Purchase Agreement occurred on September 21, 2015 (the “Closing Date”) pursuant to which the buyer acquired all of the membership interests of the acquired company from the Seller, and changed the name of the acquired company to TransEnterix Italia S.r.l (“TransEnterix Italia”).

On the Closing Date, pursuant to the Purchase Agreement, the Company completed the strategic acquisition from SOFAR S.p.A. of all of the assets, employees and contracts related to the advanced robotic system for minimally invasive laparoscopic surgery known as TELELAP ALF-X (the “Acquisition Transaction”).

Under the terms of the Purchase Agreement, the consideration consisted of the issuance of 15,543,413 shares of the Company’s common stock (the “Securities Consideration”) and approximately US$25,000,000 and €27,500,000 in cash consideration (the “Cash Consideration”). The Securities Consideration was issued in full at closing of the acquisition; the Cash Consideration will be paid in four tranches, with US$25,000,000 paid at closing and the remaining Cash Consideration of €27,500,000 to be paid in three additional tranches based on achievement of negotiated milestones.

The issuance of the Securities Consideration was effected as a private placement of securities under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder. The Company entered into a Registration Rights Agreement with the Seller. The disclosure set forth below in Item 3.02 of the Initial Form 8-K relating to the Registration Rights Agreement and the transactions contemplated thereby is hereby incorporated into this item by reference.

Additionally, as previously reported in the Initial Form 8-K, in connection with the Acquisition Transaction, the Company also entered into a Registration Rights Agreement, dated as of September 21, 2015, with the Seller, pursuant to which the Company agreed to register the Securities Consideration shares for resale following the end of the lock-up periods described below.

In connection with the Acquisition Transaction, the Seller entered into a Lock-Up Agreement with the Company pursuant to which the Seller agreed, subject to certain exceptions, not to sell, transfer or otherwise convey any of the Securities Consideration for one year following the Closing Date. The Lock-up Agreement provides that the Seller may sell, transfer or convey: (i) no more than 50% of the Securities Consideration during the period commencing on the one-year anniversary of the Closing Date and ending on the eighteen-month anniversary of the Closing Date; and (ii) no more than 75% of the Securities Consideration during the period commencing on the eighteen-month anniversary of the Closing Date and ending on the two-year anniversary of the Closing Date. The restrictions on transfer contained in the Lock-up Agreement cease to apply to the Securities Consideration following the second anniversary of the Closing Date, or earlier upon certain other conditions.

The foregoing description of the Purchase Agreement, the Registration Rights Agreement and the Lock-Up Agreement is only a summary and is qualified in its entirety by reference to the complete text of the Purchase Agreement, the Registration Rights Agreement and the Lock-Up Agreement, which are filed as Exhibit 2.1, Exhibit 10.3 and Exhibit 10.4, respectively, to the Initial Form 8-K.

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of TransEnterix and TransEnterix Italia after giving effect to the acquisition of TransEnterix Italia by TransEnterix using the acquisition method of accounting in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations. The unaudited pro forma condensed combined financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined results of TransEnterix and TransEnterix Italia.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014, has been prepared by combining TransEnterix’s consolidated statement of operations for the year ended December 31, 2014, included in TransEnterix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, with the carve-out statement of operations of TransEnterix Italia for the year ended December 31, 2014, filed as Exhibit 99.2 to this Form 8-K/A. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2015, has been prepared by combining TransEnterix’s unaudited condensed combined statement of operations for the six months ended June 30, 2015, with the carve-out unaudited condensed statement of operations of TransEnterix Italia for the six months ended June 30, 2015 filed as Exhibit 99.3 to this Form 8-K, Amendment No. 1. The unaudited pro forma condensed combined statements of operations of TransEnterix and TransEnterix Italia for the six months ended June 30, 2015, and the year ended December 31, 2014 give effect to the acquisition as if it had occurred on January 1, 2014. In accordance with Article 11 of Regulation S-X, a pro forma balance sheet is not required as the transactions related to the Acquisition were reflected in the Company’s unaudited September 30, 2015 condensed consolidated balance sheet.

The historical unaudited condensed statements of operations of TransEnterix Italia was translated from the Euro to U.S. Dollars using the average exchange rate for the periods presented. The financial information of TransEnterix Italia has been reclassified to conform with TransEnterix’s financial statement presentation.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of TransEnterix that would have been reported had the acquisition been completed as of the date presented, and should not be taken as representative of the future consolidated results of operations or financial condition of TransEnterix. The unaudited pro forma condensed combined financial information does not reflect any operating efficiencies and cost savings or expense that TransEnterix may achieve or incur with respect to the combined companies.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information. In addition, the unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the audited financial statements and the accompanying notes of TransEnterix included in TransEnterix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on February 20, 2015;

•	the unaudited condensed financial statements and the accompanying notes of TransEnterix included in TransEnterix’s Quarterly Report on Form 10-Q for the six months ended June 30, 2015 filed with the SEC on August 6, 2015;

•	the audited financial statements of TransEnterix Italia as of and for the years ended December 31, 2014 and 2013 filed as Exhibit 99.2 to this Form 8-K, Amendment No. 1 and incorporated herein by reference; and

•	the unaudited financial statements of TransEnterix Italia as of June 30, 2015 and for the six months ended June 30, 2015 and 2014 filed as Exhibit 99.3 to this Form 8-K, Amendment No. 1 and incorporated herein by reference.

TransEnterix, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the six months ended June 30, 2015

(in thousands, except per share data)

	Historical
	TransEnterix	TransEnterix Italia	Pro Forma Adjustments		Pro Forma Combined
Sales	$—	$77	$—		$77
Operating Expenses:
Cost of goods sold	—	—	—		—
Research and development	14,063	826	—		14,889
General and administrative	3,846	1,551	—		5,397
Sales and marketing	748	—	—		748
Amortization of intellectual property	250	—	4,464	(A)	4,714

Total Operating Expenses	18,907	2,377	4,464		25,748

Operating Loss	(18,907)	(2,300)	(4,464)		(25,671)

Other Expense
Interest Expense, net	(561)	—	—		(561)

Total Other Expense, net	(561)	—	—		(561)

Income tax benefit	—	—	1,228	(B)	1,228

Net loss	$(19,468)	$(2,300)	$(3,236)		$(25,004)

Net loss per share - basic and diluted	$(0.30)				$(0.31)

Weighted average common shares outstanding - basic and diluted	65,937		15,543		81,480

See accompanying notes to the pro forma condensed combined financial statements.

TransEnterix, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2014

(in thousands, except per share data)

	Historical
	TransEnterix	TransEnterix Italia	Pro Forma Adjustments		Pro Forma Combined
Sales	$401	$—	$—		$401
Operating Expenses:
Cost of goods sold	1,095	—	—		1,095
Research and development	27,944	1,388	—		29,332
General and administrative	5,744	3,083	—		8,827
Sales and marketing	1,727	—	—		1,727
Amortization of intellectual property	500	—	8,929	(A)	9,429

Total Operating Expenses	37,010	4,471	8,929		50,410

Operating Loss	(36,609)	(4,471)	(8,929)		(50,009)

Other Expense
Interest Expense, net	(1,043)	—	—		(1,043)

Total Other Expense, net	(1,043)	—	—		(1,043)

Income tax benefit	—	—	2,455	(B)	2,455

Net loss	$(37,652)	$(4,471)	$(6,474)		$(48,597)

Net loss per share - basic and diluted	$(0.64)				$(0.65)

Weighted average common shares outstanding - basic and diluted	58,714		15,543		74,257

See accompanying notes to the pro forma condensed combined financial statements.

TransEnterix, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Description of Transaction

As previously reported in the Current Report on Form 8-K, filed by TransEnterix, Inc. (the “Company” or “TransEnterix”) with the Securities and Exchange Commission (“SEC”) on September 21, 2015 (the “Initial Form 8-K”), TransEnterix announced that it had entered into a Membership Interest Purchase Agreement, dated September 18, 2015 (the “Purchase Agreement”) with SOFAR S.p.A., (“SOFAR” or the “Seller”), Vulcanos S.r.l., as the acquired company, and TransEnterix International, Inc., a wholly owned subsidiary of the Company (the “Buyer”). The closing of the transactions contemplated by the Purchase Agreement occurred on September 21, 2015 (the “Closing Date”) pursuant to which the buyer acquired all of the membership interests of the acquired company from the Seller, and changed the name of the acquired company to TransEnterix Italia S.r.l (“TransEnterix Italia”).

On September 21, 2015, the Company completed the strategic acquisition, through its wholly owned subsidiary TransEnterix International, from SOFAR, of all of the assets, employees and contracts related to the advanced robotic system for minimally invasive laparoscopic surgery known as the ALF-X System and changed the name of the acquired company from Vulcanos S.r.l. to TransEnterix Italia S.r.l (the “Acquisition Transaction”).

Under the terms of the Purchase Agreement, the consideration consisted of the issuance of 15,543,413 shares of the Company’s common stock (the “Securities Consideration”) and approximately US$25 million and €27.5 million in cash consideration (the “Cash Consideration”). The Securities Consideration was issued in full at the closing of the ALF-X Acquisition; the Cash Consideration was or will be paid in four tranches, as follows:

(1) US$25 million of the Cash Consideration was paid at closing;

(2) The second tranche of the Cash Consideration (the “Second Tranche”) of €10 million shall be payable after the achievement of both of the following milestones (i) the earlier of approval from the FDA for the ALF-X System or December 31, 2016, and (ii) the Company having cash on hand of at least US$50 million, or successfully completing a financing, raising at least $50 million in gross proceeds; with payment of simple interest at a rate of 9.0% per annum between the achievement of the first milestone event and the payment date;

(3) The third tranche of the Cash Consideration (the “Third Tranche”) of €15 million shall be payable upon achievement of trailing revenues from sales or services contracts of the ALF-X System of at least €25 million over a calendar quarter; and

(4) The fourth tranche of the Cash Consideration of €2.5 million shall be payable by December 31, 2016 as reimbursement for certain debt payments made by SOFAR under an existing SOFAR loan agreement.

The Third Tranche will be payable even if the Second Tranche is not then payable. In addition, the Second Tranche and Third Tranche payments will be accelerated in the event that (i) the Company or TransEnterix International is acquired, (ii) the Company significantly reduces or suspends selling efforts of the ALF-X System, or (iii) the Company acquires a business that offers alternative products that are directly competitive with the ALF-X System.

Under the Purchase Agreement, 10% of the Securities Consideration is being held in escrow to support SOFAR’s representations and warranties under the Purchase Agreement. The Company and SOFAR also entered into a Security Agreement, which provides that 10% of the membership interests of TransEnterix Italia have a lien placed thereon by and in favor of SOFAR to support the Company’s representations and warranties under the Purchase Agreement. The escrow period and security interest period are each twenty-four months after the closing of the ALF-X Acquisition.

The Purchase Agreement contains customary representations and warranties of the parties and the parties have customary indemnification obligations, which are subject to certain limitations described further in the Purchase Agreement.

Additionally, as previously reported in the Initial Form 8-K , in connection with the ALF-X Acquisition, the Company also entered into a Registration Rights Agreement, dated as of September 21, 2015, with SOFAR, pursuant to which the Company agreed to register the Securities Consideration shares for resale following the end of the lock-up periods described below.

In connection with the ALF-X Acquisition, SOFAR entered into a Lock-Up Agreement with the Company pursuant to which SOFAR agreed, subject to certain exceptions, not to sell, transfer or otherwise convey any of the Securities Consideration for one year following the Closing Date. The Lock-up Agreement provides that SOFAR may sell, transfer or convey: (i) no more than 50% of the Securities Consideration during the period commencing on the one-year anniversary of the Closing Date and ending on the eighteen-month anniversary of the Closing Date; and (ii) no more than 75% of the Securities Consideration during the period commencing on the eighteen-month anniversary of the Closing Date and ending on the two-year anniversary of the Closing Date. The restrictions on transfer contained in the Lock-up Agreement cease to apply to the Securities Consideration following the second anniversary of the Closing Date, or earlier upon certain other conditions.

The ALF-X Acquisition was accounted for as a business combination utilizing the methodology prescribed in ASC 805. The purchase price for the ALF-X Acquisition has been allocated to the assets acquired and liabilities assumed based on their estimated fair values. The purchase price allocation presented herein is preliminary. The final purchase price allocation will be determined after completion of an analysis to determine the fair value of all assets acquired and liabilities assumed, but in no event later than one year following completion of the ALF-X Acquisition. Accordingly, the final acquisition accounting adjustments could differ materially from the preliminary amounts presented herein. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of purchase price allocated to goodwill, and could impact the operating results of the Company following the acquisition due to differences in purchase price allocation, depreciation and amortization related to some of these assets and liabilities.

2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information was prepared based on historical financial information which was prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission Regulation S-X, and presents the pro forma results of operations of the combined companies based upon the historical data of TransEnterix and TransEnterix Italia. The unaudited pro forma condensed combined statements of operations of TransEnterix and TransEnterix Italia for the six months ended June 30, 2015, and the year ended December 31, 2014 give effect to the acquisition as if it had occurred on January 1, 2014. In accordance with Article 11 of Regulation S-X, a pro forma balance sheet is not required as the transactions related to the Acquisition were reflected in the Company’s unaudited September 30, 2015 condensed consolidated balance sheet.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and are not necessarily indicative of the operating results that would have been achieved had the Acquisition been completed as of the date indicated above or the results that may be attained in the future. The unaudited pro forma condensed combined financial information does not reflect any operating efficiencies and cost savings or expense that TransEnterix may achieve or incur with respect to the combined companies.

The pro forma adjustments represent the Company’s preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that the Company believes to be reasonable under the circumstances. The pro forma adjustments and certain assumptions are described in the accompanying notes. The allocation of the purchase price is preliminary and changes are expected as additional information becomes available.

3. Accounting Policies

TransEnterix is currently performing a detailed review of the Company’s accounting policies. As a result of this review, it may become necessary to conform the TransEnterix Italia’s accounting policies to be consistent with the accounting policies of TransEnterix. To date, TransEnterix has not identified any significant differences in accounting policies.

4. Preliminary Purchase Price Allocation

The purchase price for the Acquisition has been allocated to the assets acquired and liabilities assumed for purposes of the unaudited pro forma condensed combined financial information based on their estimated relative fair values. The purchase price allocation herein is preliminary. The final purchase price allocation will be determined after completion of a thorough analysis to determine the fair value of all assets acquired and liabilities assumed but in no event later than one year following completion of the acquisition. Accordingly, the final acquisition accounting adjustments could differ materially from the pro forma adjustments presented herein. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of purchase price allocated to goodwill and could impact the operating results of the Company following the acquisition due to differences in purchase price allocation, depreciation and amortization related to some of these assets and liabilities.

The acquisition-date fair value of the consideration transferred is as follows (in thousands, except per share amounts):

Common shares issued	15,543
Closing price per share of TransEnterix common stock on September 18, 2015	$2.81

$43,677

Cash consideration	25,000

Contingent consideration	24,300

Total consideration	$92,977

Contingent consideration is recorded as a liability and measured at fair value using a discounted cash flow model utilizing significant unobservable inputs including the probability of achieving each of the potential milestones and an estimated discount rate commensurate with the risks of the expected cash flows attributable to the various milestones. The material factors that may impact the fair value of the contingent consideration, and therefore this liability, are the probabilities of achieving the related milestones and the discount rate. Significant increases or decreases in any of the probabilities of success would result in a significantly higher or lower fair value, respectively, and commensurate changes to this liability. The fair value of the contingent consideration, and the associated liability relating to the contingent consideration at each reporting date, will be updated by reflecting the changes in fair value reflected in the Company’s statement of operations.

The Acquisition was accounted for as a business combination under the acquisition method of accounting in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Accordingly, the tangible assets and identifiable intangible assets acquired and liabilities assumed were recorded at fair value as of the date of acquisition, with the remaining purchase price recorded as goodwill.

The following table summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed at the date of acquisition on September 21, 2015 (in thousands):

Accounts receivable	$78
Inventories	3,200
Current deferred tax asset	351
Other current assets	4,180
Property and equipment	1,384
Intellectual property	62,500
In-process research and development	22,300
Goodwill	22,315

Total assets acquired	$116,308

Accounts payable and other liabilities	1,915
Long-term deferred tax liabilities	21,416

Net assets acquired	$92,977

The purchase price allocation has been prepared on a preliminary basis and is subject to change as additional information becomes available concerning the fair value and tax basis of the assets acquired and liabilities assumed.

In-process research and development (“IPR&D”) is principally the estimated fair value of the TransEnterix Italia technology, with assigned values to be allocated among the various IPR&D assets acquired. IPR&D is recorded as an indefinite-lived asset until it is available for commercial use, upon which each applicable IPR&D asset becomes classified as developed technology and is amortized over the estimated period of economic benefit.

Goodwill is calculated as the difference between the acquisition-date fair value of the consideration transferred and the fair values of the assets acquired and liabilities assumed. The goodwill is not expected to be deductible for income tax purposes. Goodwill is recorded as an indefinite-lived asset and is not amortized but tested for impairment on an annual basis or when indications of impairment exist.

5. Pro Forma Adjustments and Assumptions

Utilizing the methodology prescribed in ASC 805, the historical unaudited condensed statements of operations of TransEnterix Italia were translated from the Euro to U.S. Dollars using the average exchange rate of 1.329 for the year ended December 31, 2014 and 1.1165 for the six months ended June 30, 2015.

The pro forma adjustments and assumptions reflected in the unaudited pro forma condensed combined statements of operations represent estimated values and amounts based on available information and do not reflect cost savings that management believes could have resulted had the acquisition been completed as of the date indicated above. The following pro forma adjustments are included in our unaudited pro forma condensed combined financial information:

(A)	Adjustment to record amortization of intellectual property with a useful life of approximately 7 years, amortized using the straight-line method.

(B)	Adjustment to record income tax benefit as a result of the tax impact of pro forma adjustments. A tax rate of 27.5% has been utilized which reflects the tax rate in Italy.